As filed with the United States Securities and Exchange Commission on September 28, 2007.
 Registration No. 333-146079

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Amendment No. 1 to

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

AEROGROW INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	46-0510865
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6075 Longbow Dr., Suite 200 Boulder, Colorado (303) 444-7755 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
W. Michael Bissonnette
AeroGrow International, Inc.
6075 Longbow Dr., Suite 200
Boulder, Colorado
(303) 444-7755
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Brian Lane, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, NW Washington, D.C. 20036
______________________

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

______________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated September 28, 2007

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

2,380,056 Shares of Common Stock

AEROGROW INTERNATIONAL, INC.

——————————

This prospectus covers up to 2,380,056 shares of common stock of AeroGrow International, Inc. (“AeroGrow”) that may be offered for resale, or otherwise disposed for the account of, the selling securityholders set forth under the heading “Selling Securityholders” beginning on page 8. The shares of common stock issued and outstanding may be offered at any time. The shares of common stock underlying the outstanding common stock purchase warrants may only be offered for resale after being issued by AeroGrow to the selling securityholders upon exercise.

On June 13, 2007, our common stock began trading on the NASDAQ Capital Market using the trading symbol "AERO."  The closing price of our common stock on September 13, 2007 was $8.42.

AeroGrow will not receive any proceeds from the sale or other disposition of the shares or interests therein by the selling securityholders. To the extent that any of the common stock purchase warrants are exercised, we will receive the exercise price paid for the shares of common stock purchased thereunder.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the United States Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2007

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

In addition to historical information, this prospectus contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including statements that include the words “may,” “will,” “believes,” “expects,” “anticipates,” or other similar expressions. These forward-looking statements may include, among others, statements concerning the expectations of AeroGrow regarding its business, growth prospects, revenue trends, operating costs, working capital requirements, competition, results of operations, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The forward-looking statements in this prospectus involve known and unknown risks, uncertainties, and other factors that could cause actual results, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements contained herein.

Each forward-looking statement should be read in context with, and with an understanding of, the various disclosures concerning our business made elsewhere in this prospectus, as well as other public reports filed by us with the SEC. Investors should not place undue reliance on any forward-looking statement as a prediction of actual results of developments. Except as required by applicable law or regulation, we undertake no obligation to update or revise any forward-looking statement contained in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before making an investment decision, including the “Risk Factors” section beginning on page 3, and the documents and information incorporated by reference into this prospectus.  In this prospectus, we refer to AeroGrow International, Inc. as “AeroGrow,” the “Company,” “we,” “our,” and “us.”

AeroGrow International

AeroGrow was formed as a Nevada corporation on March 25, 2002.  We are in the business of developing, marketing, distributing, and selling advanced indoor aeroponic garden systems designed and priced to appeal to the gardening, cooking and small kitchen appliance, healthy eating, and home and office décor markets worldwide.  Our principal activities since our formation through March 2006 consisted of product research and development, market research, business planning, and raising the capital necessary to fund these activities.  We have been issued seven trademarks, one of which has been registered (AeroGarden®), and have an additional 28 trademark applications pending (25 in the United States and 3 internationally).  We have 19 patent applications pending in the United States.  To date, we have completed the development and commenced sales of multiple proprietary growing systems for both domestic and international  distribution as well as 22 proprietary seed kits and various accessory products.

During 2005 we completed development of our initial kitchen garden systems and related “bio-grow” seed pods.  We contracted with a third-party manufacturer who commenced production activities in December 2005 and a second manufacturer who began production in the first quarter of calendar 2007.  As of June 30, 2007, we have manufactured and taken delivery of over 170,000 AeroGarden® kitchen garden units from our two manufacturers. In March 2006, we commenced initial marking of our products and began sales activities.  We have expanded our marketing efforts to encompass retail, home shopping, catalogue, international, and direct to consumer sales channels.

Our principal products are “kitchen garden” indoor growing systems and proprietary seed kits that allow consumers, with or without gardening experience, the ability to grow many varieties of herbs, flowers and vegetables including cherry tomatoes, cilantro, chives, basil, dill, oregano, mint, flowers, chili peppers and salad greens throughout the year.  Our kitchen garden systems are designed to be simple, consistently successful, and affordable.  We believe that the design and features of our kitchen garden systems made them the first of their kind on the consumer market. We reached this conclusion on the basis of standard methods of market research, including focus groups and potential customer interview techniques, review of potentially competitive products offered at all ranges of functionality and price, and testing of products that may be considered competitive in function although not necessarily competitive in market orientation.

We believe that our products will allow almost anyone, from consumers who have no gardening experience, to professional gardeners, to produce year-round harvests of a variety of herbs, vegetables, and flowers, which are provided in our seed kits, regardless of season, weather, or lack of natural light. We believe that our kitchen garden systems’ unique and attractive designs make them appropriate for use in almost any location, including kitchens, bathrooms, living areas, and offices.

Our kitchen garden systems retail at approximately $149 to $169 with variations based on the channel of distribution in which they are sold and the accessory components included with the unit.

Until March 2006, when we commenced sales of our aeroponic garden systems, we were a Development Stage Enterprise in accordance with Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises,” and we did not generate any revenues. Through March 1, 2006, we funded our operations primarily through the private sale of equity securities. Since commencing sales of our products, we have begun to increase our reliance on revenues generated from such sales for funding our operations.  We had an accumulated deficit of $31,814,893 through June 30, 2007.  We expect to incur substantial additional expenses and losses in the further implementation of our business plan. Because we are in the early stages of implementing our business plan, we cannot predict now if we will ever be profitable.

Our principal office is located at 6075 Longbow Drive, Boulder, Colorado 80301. Our telephone number is (303) 444-7755 and our fax number is (303) 444-0406. We maintain a website at www.aerogrow.com. Information on our website is not part of this prospectus.

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business, and an investment in our common stock. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of our common stock to decline, which in turn could cause you to lose all or part of your investment.

RISKS RELATED TO OPERATIONS

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

We have a limited operating history upon which you can base your evaluation of our prospects and the potential value of our common stock. In 2006, we began to produce our garden systems and seed kits and we are still in the process of ramping up our production and sales. We are confronted with the risks inherent in a start-up company, including difficulties and delays in connection with the production and sales of our kitchen garden systems, reliance on a small number of products and manufacturers, operational difficulties, and under-estimation of production and administrative costs. If we cannot successfully manage our business, we may not be able to generate future profits and may not be able to support our operations. We expect to incur substantial additional expenses and losses in the further implementation of our business plan.  We may not be able to improve operations and therefore may not become profitable.  Because we are in the early stages of implementing our business plan, we cannot predict now if we will ever be profitable.

We have incurred substantial losses since inception and may never achieve profitability.

Since we commenced operations in 2002, through June 30, 2007, we have incurred substantial operating losses. For the three months ended June 30, 2007, we had a net loss of $2,022,730; for the three months ended June 30, 2006, we had a net loss of $2,122,889.  For the year ended March 31, 2007, we had a net loss of $10,386,451; for the transition period of the three months ended March 31, 2006, we had a net loss of $7,543,343; and for the 12 months ended December 31, 2005, we had a net loss of $7,717,577. Since inception, our losses from operations have resulted in an accumulated deficit of $31,814,893 as of June 30, 2007. We expect that our operating expenses will outpace revenues for the near future and result in continued losses. The success of our business will depend on our ability to expand sales and distribution of our AeroGarden™ kitchen garden systems to consumers and develop new product extensions and applications.

We are subject to many of the risks common to developing enterprises, including undercapitalization, cash shortages, limitations with respect to financial and other resources, and lack of revenues to be self-sustaining. There is no assurance that we will ever attain profitability, which may lead to the loss of your entire investment.

If our kitchen garden systems fail to perform properly, our business could suffer with increased costs and reduced income.

Although we internally tested our products in our laboratories and with users for over three years, our products may fail to meet consumer expectations. We have limited experience with returns and warranty claims for our products. We may be required to replace or repair products or refund the purchase price to consumers. Failure of our products to meet expectations could:

•  damage our reputation;

•  decrease sales;

•  incur costs related to returns and repairs;

•  delay market acceptance of our products;

•  result in unpaid accounts receivable; and

•  divert our resources to remedy the malfunctions.

The occurrence of any of these events would have an adverse impact on our results of operations.

We will likely need additional capital to fund our growth.

We anticipate that we have sufficient capital to satisfy our requirements for the next 12 months. However, we will likely require additional capital to support our growth and cover operational expenses as we expand our marketing and product development. It is possible that none of our remaining outstanding warrants will be exercised and we will therefore not receive any proceeds therefrom. We may need to issue equity, debt, or securities convertible into equity, all of which could dilute the current stock ownership in AeroGrow. If we cannot obtain additional financing on acceptable terms, we may not have sufficient capital to operate our business as planned and would have to modify our business plan or curtail some or all of our operations.

Our intellectual property and proprietary rights are only filed in the United States, give us only limited protection, and can be expensive to defend.

Our ability to produce and sell kitchen garden systems exclusively depends in part on securing patent protection for the components of our systems, maintaining various trademarks, and protecting our operational trade secrets. To protect our proprietary technology, we rely on a combination of patents pending (and if granted, patents), trade secrets, and non-disclosure agreements, each of which affords only limited protection. We own the rights to 19 United States patent applications. However, these patent applications may not result in issued patents and even issued patents may be challenged. We are selling our kitchen garden systems prior to receiving issued patents relating to our patent applications. All of our intellectual property rights may be challenged, invalidated, or circumvented. Claims for infringement may be asserted or prosecuted against us in the future and we may not be able to protect our patents, if any are obtained, and intellectual property rights against others. Our former employees or consultants may violate their non-disclosure agreements, leading to a loss of proprietary intellectual property. We also could incur substantial costs to assert our intellectual property or proprietary rights against others.

Our current or future manufacturers could fail to fulfill our orders for kitchen garden systems, which would disrupt our business, increase our costs, and could potentially cause us to lose our market.

We currently depend on two contract manufacturers in China to produce our kitchen garden systems. These manufacturers could fail to produce the kitchen garden system to our specifications or in a workmanlike manner and may not deliver the systems on a timely basis. Our manufacturers must also obtain inventories of the necessary parts and tools for production. We own the tools and dies used by our manufacturers. Our manufacturers operate in China and may be subject to business risks that fall outside our control, including but not limited to, political, currency, and regulatory risks, each of which may affect the manufacturer’s ability to fulfill our orders for kitchen garden systems. Any change in manufacturers could disrupt our ability to fulfill orders for kitchen garden systems. Any change in manufacturers could disrupt our business due to delays in finding a new manufacturer, providing specifications, and testing initial production.

If we are unable to assimilate our new managers and recruit and retain key personnel necessary to operate our business, our ability to successfully manage our business and develop and market our products may be harmed.

           Several of our executive officers have recently joined us and therefore have limited experience in managing our company. In addition, to expand our business we will also need to attract, retain, and motivate highly skilled design, development, management, accounting, sales, merchandising, marketing, and customer service personnel. We plan to hire additional personnel in all areas of our business. Competition for many of these types of personnel is intense. As a result, we may be unable to successfully attract or retain qualified personnel. Additionally, any of our officers or employees can terminate their employment with us at any time. The loss of any key employee, or our inability to attract or retain other qualified employees, could harm our business and results of operations.

We rely on third parties for a significant portion of our manufacturing, warehouse, distribution, order processing, and fulfillment operations. If these parties are unwilling to continue providing services to us, or are unable to adequately perform such services for us on a cost effective basis, our business could be materially harmed.

We engage third parties to perform many critical functions. For example, we have outsourced our manufacturing, warehouse, distribution, order processing, and fulfillment operations. Any disruption in our relationship with any of our vendors could cause significant disruption in our business and we may not be able to locate another party that can provide comparable services in a timely manner or on acceptable commercial terms. In addition, no assurance can be made that these relationships will be adequate to support our business as we follow our business plan.

RISKS RELATED TO THE RELEVANT MARKET FOR OUR PRODUCT

Our future depends on the financial success of our kitchen garden systems. Since we are introducing entirely new products without comparable sales history, we do not know if our kitchen garden systems and seed kits will generate wide acceptance by consumers.

We have introduced our kitchen garden systems and seed kits as new products to consumer markets unfamiliar with their use and benefits. In addition, we currently have, and only contemplate having, one product line, indoor garden systems. We cannot be certain that our products will generate widespread acceptance. If consumers do not purchase our products in sufficient numbers, we will not be profitable and you may lose all of your investment. Investors must consider our prospects in light of the risks, expenses, and challenges of attempting to introduce new products with unknown consumer acceptance.

Our marketing strategies may not be successful, which would adversely affect our future revenues and profitability.

Our revenues and future depend on the successful marketing of our kitchen garden systems. We cannot give assurance that consumers will continue to be interested in purchasing our products. We plan to use direct marketing to sell our products via television commercials, infomercials, magazine and newspaper advertising, and the Internet. Our infomercials and commercials may not generate sufficient income to continue to air them. If our marketing strategies fail to attract customers, our product sales will not produce future revenues sufficient to meet our operating expenses or fund our future operations. If this occurs, our business may fail and investors may lose their entire investment.

We may face significant competition, and if we are unable to compete effectively, our sales may be adversely affected.

           We believe that our simplified and complete kitchen garden systems offer significant benefits over traditional hydroponic industry products. We recognize, however, that there are companies that are better funded and with greater experience in producing hydroponic products in commercial markets, including, but not limited to, companies such as General Hydroponics and American Hydroponics.  These companies could potentially decide to focus on the consumer market with competing products. We could also face competition from gardening wholesalers and large and profitable soil-based gardening companies, including, but not limited to, the Burpee Seed Company and Gardener’s Supply Company, should they decide to produce a competitive product. In addition, other consumer products companies could develop products to compete with our products. These companies may use hydroponic technologies, and may have better consumer acceptance.  If any such competing products are successful, their success may adversely impact us.

RISKS RELATED TO OUR CAPITALIZATION

If an exemption from registration on which we have relied for any of our past offerings of common stock or warrants are challenged legally, our principals may have to spend time defending claims, and we would then risk paying expenses for defense, rescission, and/or regulatory sanctions.

To raise working capital, we offered common stock and warrants in private transactions that we believed to be exempt from registration under the Securities Act and state securities laws. In 2004 we conducted a state-registered offering in Colorado of common stock and warrants, intended to be exempt from registration under the Securities Act as an intrastate offering. However, because we are incorporated in Nevada, the offering did not satisfy all of the requirements for an intrastate offering. This could result in investors or regulators asserting that the Colorado offering and/or private offerings following the Colorado offering (if the private offerings were integrated with the Colorado offering) violated the Securities Act. There can be no assurance that investors or regulators will not be successful in asserting a claim that these transactions should not be integrated. In the event that one or more investors seeks rescission, with resulting return of investment funds and interest at a market rate, or that state or federal regulators seeks sanctions against us or our principals, we would spend time and financial resources to pay expenses for defense, rescission awards, or regulatory sanctions. The use of funds would reduce the capital available to implement our full plan of operation. No assurance can be given regarding the outcome of any such actions.

There may be substantial sales of our common stock by existing securityholders which could cause the price of our stock to fall.

Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur, could cause the market price of our common stock to decline and could impair the value of your investment in our common stock and our ability to raise equity capital in the future.  As of September 13, 2007, we had 12,009,681 shares of common stock outstanding, of which 6,087,091 shares may be sold without restriction.  (See the following risk factor for discussion of 7,797,382 additional shares that are subject to issuance pursuant to outstanding warrants, options and convertible debt.)  Of the remaining 5,922,590 shares subject to restrictions, 2,016,204 will become tradable, subject to securities laws, on December 22, 2007, and 2,016,203 will become tradable, subject to securities laws, on June 22, 2008, in each case once lockup restrictions covering the shares expire; however, these lockup restrictions may be released prior to these dates pursuant to an agreement with Keating Securities if both AeroGrow and Keating Securities consent to the release.  An additional 1,378,426 shares are beneficially owned by directors and officers and are subject to foregoing lockup as well as an additional lockup which will expire 60 days from the effective date of this registration statement. The remaining 511,757 shares are restricted shares for which we are obligated to file a registration statement but have not yet filed such registration statement.

The sales of our common stock by securityholders, or even the appearance that such holders may make such sales, may limit the market for our common stock or depress any trading market volume and price before other investors are able to sell the common stock.  Moreover, a number of shareholders have held their investment for a substantial period of time and may desire to sell their shares, which could drive down the price of our common stock.

Our outstanding warrants, options and convertible notes, and additional future obligations to issue our securities to various parties, may dilute the value of your investment and may adversely affect our ability to raise additional capital.

As of June 30, 2007, we were committed to issue up to 7,001,454 additional shares of common stock under the terms of outstanding convertible notes, warrants, options and other arrangements:

•	828,858 shares of common stock are issuable upon exercise of outstanding warrants and options issued prior to June 30, 2005 at exercise prices ranging from $0.005 to $15.00 per share;
•
2,038,000 shares of common stock are issuable upon exercise of outstanding warrants issued to investors in our February 2006 private placement offering (the “2006 Offering”) at an exercise price of $6.25 per share;

•
1,166,760 shares of common stock are issuable upon exercise of outstanding warrants issued to investors in our March 2007 private placement offering, or the 2007 Offering, at an exercise price of $7.50 per share;

•	575,000 shares of common stock are issuable upon exercise of outstanding warrants held by the initial holders of the convertible notes at an exercise price of $5.00 per share;
•
584,000 shares of common stock are issuable upon exercise of outstanding warrants issued to holders that elected to convert notes in the principal amount of $2,970,000 at an exercise price of $6.00 per share;

•
60,000 shares of common stock are issuable upon exercise of outstanding warrants issued in 2005 to Keating Securities or its designees in connection with the convertible notes offering at an exercise price of $6.00 per share;

•	214,800 shares of common stock are issuable upon exercise of outstanding warrants issued to designees of Keating Securities in the 2006 Offering at an exercise price of $6.25;
•	83,340 shares of common stock are issuable upon exercise of outstanding warrants issued to designees of Keating Securities in the 2007 Offering at an exercise price of $8.25;
•	80,000 shares of common stock are issuable upon exercise of outstanding warrants issued to designees of Keating Securities in the 2007 Offering at an exercise price of $8.00; and
•	1,333,888 shares of common stock are issuable upon exercise of outstanding options issued pursuant to our 2005 Equity Compensation Plan at exercise prices ranging from $0.01 to $5.90.

Additionally, 1,246,696 shares of common stock to be registered by this prospectus are issuable upon exercise of warrants at exercise prices ranging from $7.50 to $8.25 per share.

We have historically issued shares of our common stock or granted stock options to employees, consultants and vendors as a means to conserve cash, and we may continue to grant additional shares of stock and issue stock options in the future. As of June 30, 2007, 33,386 shares of common stock remain available for issuance under our 2005 Equity Compensation Plan.

For the length of time these notes, warrants, and options are outstanding, the holders will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may adversely affect the terms upon which we can obtain additional capital. The holders of such derivative securities would likely exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the notes, warrants or options.

Further, future sales of substantial amounts of these shares, or the perception that such sales might occur, could cause the market price of our common stock to decline and could impair the value of your investment in our common stock and our ability to raise equity capital in the future.

The market price of the shares may fluctuate greatly. Investors in AeroGrow bear the risk that they will not recover their investment.

Our common stock began trading on the NASDAQ on June 13, 2007. From January 7, 2007, to June 12, 2007, our common stock traded on the OTC BB under the symbol "AGWI.OB."  Our current trading symbol is "AERO."  No assurance can be made that an active market will develop on the NASDAQ.  Currently, trading in our common stock on NASDAQ is limited, and the per share price is likely to be influenced by the price at which and the amount of shares the selling securityholders are attempting to sell at any time with the possible effect of limiting the trading price or lowering the price to their offering price. Shares such as ours are also subject to the activities of persons engaged in short selling securities, which generally has the effect of driving the price down. Also, the common stock of emerging growth companies is typically subject to high price and volume volatility. Therefore, the price of our common stock may fluctuate widely. A full and stable trading market for our common stock may never develop in which event any holder of such shares may not be able to sell at the time he elects or at all.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling securityholders.  We will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling securityholders.

This prospectus also covers the sale of shares of common stock issuable upon exercise of the 2007 March Offering Warrants (as defined under "Selling Securityholders") and 2007 September Offering Warrants (as defined under "Selling Securityholders").  Assuming no adjustments to the exercise price for anti-dilution protection, we estimate that we will receive approximately $9.8 million in gross proceeds in the event that all of the 2007 March Offering Warrants and 2007 September Offering Warrants (collectively, the “Warrants”) are exercised, assuming that the cashless exercise provisions of any such Warrants are not utilized.  Any proceeds received from the exercise of the Warrants will be used for general corporate purposes.

Despite the existence of the Warrants, it is possible that none will be exercised and the Company will therefore not receive any proceeds therefrom.  The Warrants will be exercised only if the price of the common stock justifies the exercise prior to their expiration.

DESCRIPTION OF CAPITAL STOCK

General

Our articles of incorporation provide that we are authorized to issue up to 75,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.  As of September 13, 2007, we had 12,009,681 shares of common stock outstanding and no shares of preferred stock outstanding.  Nevada law allows our board of directors to issue shares of common stock and preferred stock up to the total amount of authorized shares without obtaining the prior approval of shareholders.

The following description of our common stock and preferred stock, summarizes the material provisions of each and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.

Common Stock

Holders of our outstanding common stock have the following rights and privileges in general:

•	the right to one vote for each share held of record on all matters submitted to a vote of the securityholders, including the election of directors;
•	no cumulative voting rights, which means that holders of a majority of shares outstanding can elect all of our directors;
•
the right to receive ratably dividends when, if and as may be declared by our board of directors out of funds legally available for such purposes, subject to the senior rights, if any, of any holders of preferred stock then outstanding;

•	the right to share ratably in the net assets legally available for distribution to common securityholders after the payment of our liabilities on our liquidation, dissolution and winding-up; and
•	no preemptive or conversion rights or other subscription rights, and no redemption privileges.

All outstanding shares of our common stock are fully paid and nonassessable.

Registration Rights

We have agreed to register, on a registration statement to be filed by us, or the Registration Statement, (i) 333,360 shares of common stock issued to investors in a private offering completed on March 28, 2007, or the 2007 March Offering, (ii) the 366,696 shares of common stock underlying warrants issued to investors and the placement agent in the 2007 March Offering, (iii) 800,000 shares of common stock issued to investors in a private offering completed on September 4, 2007, or the 2007 September Offering, and (iv) 880,000 shares of common stock underlying warrants issued to investors and the placement agent in the 2007 September Offering.  This Prospectus is part of the Registration Statement.

Dividend Policy

We have not declared or paid any cash dividends on our common stock.  We intend to retain any future earnings to finance the growth and development of our business, and therefore do not anticipate paying any cash dividends on the common stock in the future.  Our board of directors will determine any future payment of cash dividends depending on the financial condition, results of operations, capital requirements, general business condition and other relevant factors.

Transfer Agent and Registrar

We have appointed Corporate Stock Transfer, Denver, Colorado, as our registrar and transfer agent of our common stock.  The mailing address of Corporate Stock Transfer is 3200 Cherry Creek South Drive, Denver, Colorado 80209-3246.

Director Liability and Indemnification

Under Nevada law and our bylaws, we are required to indemnify our officers, directors, employees and agents in certain situations.  In some instances, a court must approve indemnification.  As permitted by Nevada statutes, the articles of incorporation eliminate in certain circumstances the monetary liability of our directors for a breach of their fiduciary duties.  These provisions do not eliminate a director’s liability for:

•	a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director has a material conflict of interest;

•	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•	a transaction from which the director derived an improper personal profit; and

•	willful misconduct.

As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling the company, we have been informed that, in the opinion of the SEC, such indemnification is against public policy and therefore unenforceable.

Shareholder Action

Under our bylaws, the affirmative vote of the holders of a majority of the shares of common stock represented at a meeting at which a quorum is present is sufficient to authorize, ratify or consent to any action required by the common shareholders, except as otherwise provided by the Nevada General Corporation Law.  Under the Nevada General Corporation Law and our bylaws, our shareholders may also take actions by written consent without holding a meeting.  The written consent must be signed by the holders of at least a majority of the voting power, except that if a different proportion of voting power is required for a specific action, then that proportion.  If this occurs, we are required to provide prompt notice of any corporate action taken without a meeting to our shareholders who did not consent in writing to the action.

Antitakeover Provisions

Our articles of incorporation and the Nevada General Corporation Law include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.  We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms.

SELLING SECURITYHOLDERS

In March 2007, we completed the 2007 March Offering in which we sold an aggregate of 333,360 shares of common stock and warrants to purchase 333,360 shares of common stock at an exercise price of $7.50 per share (“2007 March Offering Investor Warrants”) in the form of units consisting of one share of common stock and one warrant per unit.  In addition, we issued warrants to purchase 33,336 shares of common stock at an exercise price of $8.25 per share to the placement agent (the “2007 March Offering Agent Warrants,” and together with the 2007 March Offering Investor Warrants, the “2007 March Offering Warrants”) of the 2007 March Offering.

In September 2007, we completed the 2007 September Offering in which we sold an aggregate of 800,000 shares of common stock and warrants to purchase 800,000 shares of common stock at an exercise price of $8.00 per share (“2007 September Offering Investor Warrants”) in the form of units consisting of one share of common stock and one warrant per unit.  In addition, we issued warrants to purchase 80,000 shares of common stock at an exercise price of $8.25 per share to the placement agent (the “2007 September Offering Agent Warrants,” and together with the 2007 September Offering Investor Warrants, the “2007 September Offering Warrants”).

The following table presents certain information known to us as of September 13, 2007 relating to the people who are selling common stock pursuant to this offering.  During the past three years, none of the selling securityholders held any position or office with us.  Beneficial ownership of the common stock by the selling securityholders, which term includes their transferees, pledgees, donees and successors, after the offering will depend on the number of shares of common stock sold by each selling securityholder.

Name of Selling Securityholder(1)	Beneficial Ownership of Common Stock Before Offering		Maximum Number of Shares to be Sold	Beneficial Ownership of Common Stock After Offering
	Number	Percentage(2)		Number	Percentage(2)
Alpha Capital Anstalt(3)	80,000	*	80,000	--	--
Jeff L. Andrews(1)	90,926	*	15,500	75,426	*
Margie L. Blackwell(1)	38,671	*	15,500	23,171	*
Justin K. Davis(1)	15,000	*	5,000	10,000	*
Diamond Opportunity Fund, LLC	137,619	1.1%	80,000	57,659	*
Enable Growth Partners LP(4)	1,362,000	10.7%	1,216,000	146,000	1.2%
Enable Opportunity Partners LP(4)	56,000	*	32,000	24,000	*
Brett W. Green(1)	12,500	*	5,000	7,500	*
Green Drake Capital Corp(1)	4,238	*	1,200	3,038	*
Steve Henricks(1)	22,959	*	2,000	20,959	*
Timothy J. Keating(1)	172,243	1.4%	16,000	156,243	1.3%
Lazarus Investment Partners, LLLP	660,000	5.4%	160,000	500,000	4.1%
Ranjit P. Mankekar(1)	22,430	*	10,000	12,430	*
Pierce Diversified Strategy Master Fund LLC, Ena(4)	62,000	*	32,000	30,000	*
Kyle L. Rogers(1)	53,243	*	15,500	37,743	*
William Smith(1)	3,336	*	3,336	--	--
Luca Toscani(1)	105,522	*	21,500	84,022	*
Trigan Investments, L.P.(5)	466,704	3.8%	466,704	--	--
Trigan Investments, L.P. II(5)	200,016	1.6%	200,016	--	--
WMS Enterprises, LLC(1)	2,800	*	2,800	--	--

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)
The selling securityholders identified have indicated that they are, or are affiliates of, registered broker-dealers.  These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.  To the extent that we become aware that any such selling securityholders did not acquire their securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

(2)
Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, based on 12,009,681 shares outstanding as of September 13, 2007.  In calculating these percentages for each securityholder, we also treated as outstanding that number of shares of common stock issuable upon exercise of the Warrants held by such securityholder.  However, we did not assume the exercise of any other securityholder’s warrants or options.  Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of our common stock following the sale of securities in the offering.

(3)	Konrad Ackerman has voting and investment power with respect to the shares beneficially owned by Alpha Capital Anstalt.

(4)
Mitch Levine has voting and investment power with respect to the shares beneficially owned by Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, Ena.

(5)	Doug Granat and Lawrence Obermann have shared voting and investment power with respect to the shares beneficially owned by Trigan Investments, L.P. and Trigan Investments, L.P. II.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued in the 2007 March Offering and 2007 September Offering and the shares of common stock issuable upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling securityholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling securityholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling securityholders may pledge or grant a security interest in some or all of the Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee, or other successors in interest as selling securityholders under this prospectus.  The selling securityholders also may transfer and donate their shares of common stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling securityholders and any discounts, commissions, or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $50,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling securityholders will be entitled to contribution.  We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed upon for us by Kranitz & Philipp.  Richard Kranitz, one of our directors and one of our securityholders, is a member of the law firm of Kranitz & Philipp.

EXPERTS

Gordon, Hughes & Banks, LLP, Greenwood Village, Colorado, an independent registered public accounting firm, has audited the balance sheets of AeroGrow as of March 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended March 31, 2007, the three months ended March 31, 2006 and the year ended December 31, 2005, as incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007.
WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, special reports, and other information, including a registration statement on Form S-3 of which this prospectus forms a part, with the SEC.  As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information included in the registration statement and in the exhibits thereto.  The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by the reference.  Our SEC filings and the registration statement, including exhibits and schedules filed with it, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We will provide without charge to you, upon written or oral request, a copy of any information incorporated by reference in this prospectus, excluding exhibits to information incorporated by reference unless those exhibits are themselves specifically incorporated by reference.

Any requests for copies of information, reports, or other filings with the SEC should be directed to AeroGrow International, Inc. at 6075 Longbow Dr. Suite 200, Boulder, Colorado, 80301, telephone (303) 444–7755.  We maintain a website at www.aerogrow.com.  Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the following documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those filings:

•	our Annual Report on Form 10-KSB for the year ended March 31, 2007, filed on June 29, 2007;

•	the description of our common stock contained in our registration statement on Form 8-A/A, filed on June 12, 2007;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed on August 14, 2007;

•	our Current Report on Form 8-K, filed on April 19, 2007;

•	our Current Report on Form 8-K, filed on June 4, 2007; and

•	our Current Report on Form 8-K, filed on September 5, 2007.

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus until all of the securities covered by this prospectus are sold by the selling securityholders.  Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 – Other Expenses of Issuance and Distribution

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant, in connection with the registration of the securities being offered. The selling shareholders will not pay any of the following expenses.

Registration Fee	$569.16
Legal Fees and Expenses*	$40,000.00
Accounting Fees and Expenses*	$5,500.00
Transfer Agent’s Fees*	$1,000.00
Printing Expenses*	$1,000.00
Miscellaneous*	$1,930.84
Total*	$50,000.00

* Estimated

Item 15 – Indemnification of Directors and Officers

Nevada Revised Statutes Section 78.7502 generally provides that a corporation may indemnify its directors, officers, employees, or agents against all expenses, including counsel fees, actually and reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may be threatened to be a party, by reason of being or having been a director, officer, employee, or agent of the corporation, or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or any settlement thereof, whether or not he is a director, officer, employee, or agent at the time such expenses are incurred, if he is not liable under Section 78.138 or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Our bylaws provide for the indemnification of our directors, officers, employees, or agents who are successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, expenses, including attorney’s fees actually or reasonably incurred by him. Our articles of incorporation eliminate the personal liability of directors to AeroGrow or any securityholders for damages for a breach of fiduciary duty, except for acts or omissions involving intentional misconduct, fraud, or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. We have not purchased insurance against costs which may be incurred by us pursuant to these indemnification provisions, nor do we insure our officers or directors against liabilities incurred by them in the discharge of their functions as such officers and directors of AeroGrow.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing indemnification provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16 – Exhibits

4.1	Form of 2007 March Offering Investor Warrant (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K, filed March 16, 2007)

4.2	Form of 2007 March Offering Agent Warrant (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K, filed March 16, 2007)

4.3*	Registration Rights Agreement, dated as of March 28, 2007, by and between AeroGrow International, Inc. and the other parties thereto

4.4	Form of 2007 September Offering Investor Warrant (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K, filed September 5, 2007)

4.5	Form of 2007 September Offering Investor Warrant (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K, filed September 5, 2007)

4.6
Registration Rights Agreement, dated as of September 4, 2007, by and between AeroGrow International, Inc. and the other parties thereto (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed September 5, 2007)

5.1*	Opinion of Kranitz & Philipp, as to the legality of the securities being registered

23.1*	Consent of Kranitz & Philipp (included in Exhibit 5.1)

23.2**	Consent of Gordon, Hughes & Banks, LLP

24.1*	Power of Attorney (included on signature page)

__________________________

* Previously filed
** Filed herewith

Item 17 – Undertakings

Rider A

a.          The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on September 28, 2007.

AEROGROW INTERNATIONAL, INC.
By:	/s/ W. Michael Bissonnette
W. Michael Bissonnette Chief Executive Officer and President

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ W. Michael Bissonnette	President and Chairman of	September 28, 2007
W. Michael Bissonnette	the Board (Principal Executive Officer)
/s/ Mitchell Rubin	Treasurer (Principal Financial	September 28, 2007
Mitchell Rubin	Officer and Accounting Officer)
*	Director	September 28, 2007
Richard A. Kranitz
*	Director	September 28, 2007
Dennis Channer
*	Director	September 28, 2007
Jack J. Walker
*	Director	September 28, 2007
Kenneth Leung

*/s/ W. Michael Bissonnette
W. Michael Bissonnette Attorney-in-Fact